Exhibit 10.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assumption Agreement”) is entered into and effective as of August 6, 2019 by and among Amplify Energy Corp., a Delaware corporation (the “Company”), Midstates Petroleum Company, Inc., a Delaware corporation (“Parent”), and American Stock Transfer & Trust Company, LLC (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement dated as of May 4, 2017 (the “Warrant Agreement”); capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below);

WHEREAS, Parent, Midstates Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are parties to that certain Agreement and Plan of Merger, dated as of May 5, 2019 (as amended, restated, modified or supplemented, the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub has agreed to merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent, and (immediately thereafter, as part of the same transaction, the Company will merge with and into a wholly owned subsidiary of Parent, with such subsidiary continuing as the surviving entity (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any further action on the part of Parent, Merger Sub or the Company, each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.933 shares of Parent common stock, par value $0.01 per share (“Parent Common Stock”) (the “Merger Consideration”);

WHEREAS, pursuant to Section 9 of the Warrant Agreement, the Company may not effect a merger, prior to the consummation of such transaction, unless Parent assumes, by written instrument delivered to the Warrant Agent, the obligations (the “Obligations”) of the Company under the Warrant Agreement and under each of the warrants issued and outstanding thereunder (collectively, the “Warrants”);

WHEREAS, pursuant to Section 6.19 of the Merger Agreement, prior to the Effective Time, Parent and the Company shall make all necessary and appropriate provisions to ensure that, pursuant to the terms of the Warrant Agreement, holders of the Warrants have the right to acquire and receive, upon the exercise of such Warrants, the number of shares of Parent Common Stock that would have been issued or paid to the holders of the Warrants if such holders were to have exercised the Warrants immediately prior to the Effective Time, including Parent’s assumption by written instrument of the obligations to deliver to each such holder such shares of Parent Common Stock pursuant to the terms of the Warrant Agreement;

WHEREAS, upon the Effective Time, Parent desires to assume the Obligations, with the Warrants continuing to be subject to the same terms and conditions immediately prior to the Effective Time as set forth in the Warrant Agreement, except that, in accordance with Section 9 of the Warrant Agreement, such Warrant will cease to represent a warrant to purchase shares of Company Common Stock and each holder of a Warrant shall instead have the right, after the Effective Time, to receive, upon exercise of a Warrant, solely the Merger Consideration receivable in respect of the number of shares of Company Common Stock for which such Warrant is exercisable immediately prior to the Effective Time;

WHEREAS, in accordance with Section 16 of the Warrant Agreement, the Company and the Warrant Agent may from time to time supplement or amend the Warrant Agreement without the approval of any holders of the Warrants to make any provisions in regard to matters or questions arising under the Warrant Agreement that the Company and the Warrant Agent may deem necessary or desirable and that shall not adversely affect, alter or change the interests of the holders of the Warrants in any material respect; and

WHEREAS, the parties hereto desire that the Company assign to Parent all of the Company’s rights and interests and obligations in and under the Warrant Agreement, and Parent accept such assignment and assume all of the Obligations, in each case, effective as of the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Assignment and Assumption.

(a) Upon the Effective Time, the Company confirms that it hereby assigns, and Parent hereby assumes, the due and punctual observance and performance of each and every covenant and condition of the Warrant Agreement and the Warrants to be performed and observed by the Company and all of the obligations and liabilities thereunder; provided that, as determined by the resolutions of the Board of Directors of Parent, a copy of which has been made available to the Company prior to the date hereof, each Warrant shall thereafter, pursuant to Section 6.19 of the Merger Agreement, be exercisable solely for the right to receive the Merger Consideration that would have been issued or paid to the holders of the Warrants if such holders were to have exercised the Warrants immediately prior to the Effective Time.

(b) This Assumption Agreement is being executed and delivered pursuant and subject to the Warrant Agreement. Nothing in this Assumption Agreement shall, or shall be deemed to, defeat, limit, alter, impair, enhance or enlarge any right, obligation, claim or remedy created by the Warrant Agreement or any other document or instrument delivered pursuant to or in connection with it.

2. Miscellaneous.

(a) Governing Law. The validity, interpretation, and performance of this Assumption Agreement shall be governed by the laws of the State of Delaware, without regard to the provisions thereof relating to conflict of laws.

(b) Binding Effect. This Assumption Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs, executors, legal representatives, administrators, successors and assigns, as applicable.

(c) Severability. Wherever possible, each provision of this Assumption Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Assumption Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Assumption Agreement.

(d) Amendment to Warrant Agreement. To the extent required by this Assignment Agreement, the Warrant Agreement is hereby deemed amended pursuant to Section 16 thereof to reflect the subject matter contained herein, effective as of the Effective Time.

(e) Counterparts. This Assumption Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Assumption Agreement as of the date first written above.

AMPLIFY ENERGY CORP.

By:	/s/ Kenneth Mariani
Name: Kenneth Mariani
Title: President and Chief Executive Officer

[Signature Page to Assumption Agreement]

MIDSTATES PETROLEUM COMPANY, INC.

By:	/s/ Scott C. Weatherholt
Name: Scott C. Weatherholt
Title: General Counsel and Corporate Secretary

[Signature Page to Assumption Agreement]

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael Legregin
Name: Michael Legregin
Title: Senior Vice President

[Signature Page to Assumption Agreement]